Exhibit 99.1

WARNER MUSIC GROUP APPOINTS ARMIN ZERZA AS EVP & CFO EFFECTIVE MAY 5

Accomplished Leader from Activision Blizzard and Procter & Gamble

NEW YORK, NY – April 14, 2025: Warner Music Group Corp. (Nasdaq: WMG) today announced that Armin Zerza is joining the company as Executive Vice President and Chief Financial Officer, effective May 5, reporting to CEO Robert Kyncl. Zerza brings extensive global financial, commercial, and operational leadership experience, most recently serving as CFO of Activision Blizzard, while it was traded on the NASDAQ stock exchange. At the same time, it was announced that current EVP & CFO Bryan Castellani will serve until May 5, and then act as advisor to ensure a smooth handover.

Zerza comes to WMG with three decades of experience across the entertainment, technology, and consumer goods industries. During his time at Activision Blizzard, he served as CFO, Chief Commercial Officer, and played a pivotal role in the company’s acquisition by Microsoft. At Activision Blizzard, Zerza played a crucial role in shaping and executing strategies that supported significant growth and value creation. His proven track record in driving sustainable financial performance, along with deep expertise in managing complex global operations, positions him perfectly to contribute to continued success at WMG.

Kyncl said: “Armin arrives with 30 years of global experience and a track record of delivering outstanding results through operational excellence, commercial innovation, and financial discipline. He’ll help us evolve our long-term strategy and build WMG for the lasting benefit of our artists, songwriters, investors, employees, and partners.”

Kyncl added: “I’d also like to thank Bryan for his invaluable contributions to WMG. He’s been a great partner and exemplary team player during many important moves, positioning the company for sustained success. All of us wish him the best in his next chapter.”

Zerza said, “I am thrilled to join WMG, a dynamic and innovative leader in the music industry. I believe the business has tremendous potential and look forward to working closely with Robert and the talented team at WMG to help deliver its ambitious vision for innovation, growth, and long-term value creation.”

Castellani said “It’s been a rewarding experience to contribute to the ongoing evolution of this great company. There’s so much we achieved at a pivotal time for the industry. I thank Robert, the Board of Directors, and everyone at WMG, especially the global finance team.”

Zerza joined Activision Blizzard in August 2015 following more than 20 years of senior leadership experience at Procter & Gamble, serving in North America, Europe, and Latin America. He held a number of CFO roles across P&G, including on multibillion-dollar businesses such as its European Baby Care and Latin America divisions as well as the company’s global M&A team. Zerza holds a Master’s Degree in Economics and Commerce from Vienna University of Economics and Business.

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